EXHIBIT 10(ii)
            FIRST AMENDMENT
        TO THE OPERATING AGREEMENT OF
        LOUISVILLE HOTEL, LLC


This First Amendment ("Amendment") to the Operating Agreement of Louisville Hotel, LLC (the "Agreement"), is entered into by and between Ridgewood Hotels, Inc., a Delaware corporation ("Ridgewood"), and Louisville Hotel, LP. a Delaware limited partnership ("Louisville"), effective as of September 30, 1999. Capitalized terms used in this Amendment are defined as set forth in the Agreement.

WHEREAS pursuant to the Operating Agreement of Louisville Hotel, LLC, effective as of May 1998, Louisville was entitled to receive eighty percent (80%) of all Net Income From Operations as set forth in Section 4.1.1(d) of the Agreement and ninety percent (90%) of all Net Income From Sale or Exchange of the Optioned Property or the Hotel as set forth in Section 4.2.1(d) of the Agreement and was entitled to receive distributions of eighty percent (80%) of all Cash From Operations as set forth in Section 5.1.4 of the Agreement and ninety percent (90%) of all Cash From Sale or Refinancing as set forth in Section 5.2.4 of the Agreement.

WHEREAS pursuant to that certain Membership Interest Purchase Agreement dated September 30, 1999 by and between Louisville as Seller and Ridgewood as Buyer (the "Purchase Agreement") Louisville is selling to Ridgewood sixty percent (60%) of its eighty percent (80%) of Cash From Operations to be received pursuant to Section 5.1.4 of the Agreement and the allocation of Net Income From Operations as set forth in
Section 4.1.1(d) of the Agreement relating to such Distribution and seventy percent (70%) of its ninety percent (90%) of Cash From Sale or Refinancing as set forth in Section 5.2.4 of the Agreement and the allocation of Net Income From Sale or Exchange relating to such Distribution as set forth in Section 4.2.1(d) of the Agreement.

WHEREAS Louisville will retain its capital interest in the Company plus its Preferred Return .

WHEREAS the parties wish to reflect the sale of this interest by Louisville to Ridgewood and make other revisions to the Operating
Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1. Section 1.2 is deleted in its entirety and replaced with the following:

1.2 Name and Place of Business. The name of the Company shall be Louisville Hotel, LLC, and the its principal place of business shall be 2859 Paces Ferry Road, Suite 700, Atlanta, Georgia 30339. The Manager may change such name, change such place of business or establish additional places of business of the Company as the Manager may determine to be necessary or desirable.

2. Section 4.1 is deleted in its entirety and replaced with the following:

4.1 Allocation of Net Income and Net Loss. For each fiscal year, the Net Income and Net Loss of the Company shall be allocated as follows:

4.1.1 Net Income Allocations. After giving effect to the special allocations set forth in the Sections 4.3 and 4.4, Net Income for any fiscal year shall be allocated as follows:

(a) First, to the Members, in proportion to and to the extent of the negative balances, if any, in the Members' respective Capital
Accounts (as of the last day of such fiscal year);

 (b) Second, to each Member, pro rata in accordance with their then respective Percentage Interests, until the cumulative Net Income allocated to each Member pursuant to this clause (b) is equal to the cumulative Net Loss allocated to such Member pursuant to Section 4.1.2(g) and Section 4.2 (such Net Income to be allocated first with respect to Net Loss allocated pursuant to Section 4.2 and thereafter in reverse chronological order of the allocation of the Net Loss which has not been previously offset by an allocation under this Section 4.1.1(b));

(c) Third, to Ridgewood in an amount equal to the cumulative interest that has been paid on the Acquisition Loans up to and including the end of the fiscal year less the cumulative Net Income allocated to Ridgewood pursuant to this Section 4.1.1(c) for all prior fiscal years;

(d) Fourth, to Louisville to the extent of the cumulative distributions of Preferred Return pursuant to Section 5.1.3 and 5.2.4 for all fiscal years less the cumulative Net Income allocated to Louisville Hotel, L.P., for all prior fiscal years pursuant to this
Section 4.1.1(d) and Section 4.1.1(g);

(e) Fifth, to Ridgewood, to the extent of the cumulative distributions of Preferred Return pursuant to Section 5.1.4 and 5.2.6 for all fiscal years less the cumulative Net Income allocated to Ridgewood, for all prior fiscal years pursuant to this Section 4.1.1(e) and Section 4.1.1(f);

(f) Sixth, to Ridgewood, an amount equal to the original principal amount of the Acquisition Loans less the cumulative Net Income allocated to Ridgewood pursuant to this Section 4.1.1(f) for all prior fiscal years;

(g) Seventh, to Louisville until it has been allocated an amount equal to its Preferred Return for all fiscal years less the sum of allocations pursuant to this Section 4.1.1(g) for all prior fiscal years plus allocations pursuant to Section 4.1.1(d) for the current and all prior fiscal years;

(h) Eighth, to Ridgewood, until it has been allocated an amount equal to its Preferred Return for all fiscal years less the sum of allocations pursuant to this Section 4.1.1(h) for all prior fiscal years plus allocations pursuant to Section 4.1.1(e) for the current and all prior fiscal years;

(i) Ninth, to Louisville, to the extent of the cumulative distributions to Louisville pursuant to Section 5.1.5 and 5.2.8 for all fiscal years less the cumulative Net Income allocated to Louisville, for all prior periods pursuant to this Section 4.1.1(i);

(j)     Thereafter, to Ridgewood

For purposes of determining the amount of Net Income to be allocated pursuant to Section 4.1.1 for any fiscal year, the Capital Account of each Member shall be increased by such Member's share of "partnership minimum gain" as of the last day of such fiscal year, determined pursuant to Section 1.704-2(g)(1) of the Treasury Regulations, and by such Member's share of "partner nonrecourse debt minimum gain" as of the last day of such fiscal year, determined pursuant to Section 1.704-2(i)(5) of the Treasury Regulations.

4.1.2 Net Loss Allocations. After giving effect to the special allocations set forth in Section 4.3 and 4.4, Net Loss for any fiscal year shall be allocated as follows:

(a) First, to the Members in proportion to and to the extent of Net Income allocated to the Members under Section 4.1.1(j) until the aggregate Net Loss allocated pursuant to this Section 4.1.2(a) for such fiscal year and all previous fiscal years equals the aggregate Net Income allocated to the Members pursuant to Section 4.1.1(j) for all previous fiscal years;

 (b) Second, to the Members in proportion to and to the extent of Net Income allocated to the Members under Section 4.1.1(i) until the aggregate Net Loss allocated pursuant to this Section 4.1.2(b) for such fiscal year and all previous fiscal years equals the aggregate Net Income allocated to the Members pursuant to Section 4.1.1(i) for all previous fiscal years;

(c) Third, to the Members in proportion to and to the extent of Net Income allocated to the Members under Section 4.1.1(h) until the aggregate Net Loss allocated pursuant to this Section 4.1.2(c) for such fiscal year and all previous fiscal years equals the aggregate Net Income allocated to the Members pursuant to Section 4.1.1(h) for all previous fiscal years;

(d) Fourth, to the Members in proportion to and to the extent of Net Income allocated to the Members under Section 4.1.1(g) until the aggregate Net Loss allocated pursuant to this Section 4.1.2(d) for such fiscal year and all previous fiscal years equals the aggregate Net Income allocated to the Members pursuant to Section 4.1.1(g) for all previous fiscal years;

(e) Fifth, to the Members in proportion to and to the extent of Net Income allocated to the Members under Section 4.1.1(f) until the aggregate Net Loss allocated pursuant to this Section 4.1.2(e) for such fiscal year and all previous fiscal years equals the aggregate Net Income allocated to the Members pursuant to Section 4.1.1(f) for all previous fiscal years;

(f) Sixth, to the Members in proportion to and to the extent of Net Income allocated to the Members under Section 4.1.1(e) until the aggregate Net Loss allocated pursuant to this Section 4.1.2(f) for such fiscal year and all previous fiscal years equals the aggregate Net Income allocated to the Members pursuant to Section 4.1.1(e) for all previous fiscal years;

(g) Seventh, to the Members in proportion to and to the extent of Net Income allocated to the Members under Section 4.1.1(d) until the aggregate Net Loss allocated pursuant to this Section 4.1.2(g) for such fiscal year and all previous fiscal years equals the aggregate Net Income allocated to the Members pursuant to Section 4.1.1(d) for all previous fiscal years;

(h) Eighth, to the Members in proportion to and to the extent of Net Income allocated to the Members under Section 4.1.1(c) until the aggregate Net Loss allocated pursuant to this Section 4.1.2(h) for such fiscal year and all previous fiscal years equals the aggregate Net Income allocated to the Members pursuant to Section 4.1.1(c) for all previous fiscal years;

(i) Ninth, to the Members in proportion to and to the extent of Net Income allocated to the Members under Section 4.1.1(b) until the aggregate Net Loss allocated pursuant to this Section 4.1.2(i) for such fiscal year and all previous fiscal years equals the aggregate Net Income allocated to the Members pursuant to Section 4.1.1(b) for all previous fiscal years; and,

(j)     Thereafter, to the Members in proportion their respective
Percentage Interests.

3. Section 4.2 is deleted in its entirety and replaced with the following:

4.2 Net Loss Limitation. Notwithstanding any provision of this Agreement to the contrary, except as otherwise specifically provided in this Section 4.2, in no event shall Net Loss be allocated to a Member if such allocation would result in such Member's having an Adjusted Capital Account Deficit at the end of any fiscal year. All Net Loss in excess of the limitation set forth in this Section 4.2 shall be allocated to any remaining Member without an Adjusted Capital Account Deficit, and if all Members have an Adjusted Capital Account Deficit, to the Members under Section 4.1.2(j).


4. Section 4.3(a) is deleted in its entirety and replaced with the following:

 Qualified Income Offset. Except as provided in Section 4.3(b), in the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.604-1(b)(2)(ii)(d)(5), or
1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit created by such adjustment, allocation or distribution as quickly as possible; provided, that an allocation pursuant to this Section 4.3(a) shall be made only if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.3(a) were not in this Agreement.

5.      Section 4.3(b) is deleted in its entirety.

6. Section 4.3(e) is deleted in its entirety and replaced with the following:

Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Members in proportion to their respective Percentage Interests. "Excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3) shall be allocated among the Members in proportion to their respective Percentage Interests.

7. Section 4.8.1 is deleted in its entirety and replaced with the following:

In the event of the assignment of an Interest, the Net Income and Net Loss shall be allocated as between the Owner and the assignee based on their respective ownership in accordance with Code Section 706, and the Regulations thereunder, using any convention permitted by law and selected by the Company and approved by the Owner and the assignee provided, however, unless otherwise agreed such allocations shall be made pursuant to an interim closing of the Company's books as of the Amendment Date.

8. Section 5.1 is deleted in its entirety and replaced with the following:

5.1 Cash From Operations. Except as otherwise provided in Section 12, Distributable Cash From Operations with respect to each fiscal year shall be distributed to the Members in the following order of priority:

5.1.1 First, to pay any Member Loans made pursuant to Section 3.5 in proportion to the outstanding interest and principal balances of such loans;

5.1.2 Second, to Ridgewood, in an amount equal to the cumulative interest paid on the Acquisition Loans less all prior distributions pursuant to this Section 5.1.2 and Section 5.2.2 for all prior fiscal years;

5.1.3 Third, to Louisville until it has received aggregate distributions pursuant to this Section 5.1.3 and Section 5.2.4 for the current and all prior fiscal years in amount equal to its Preferred Return;

5.1.4 Fourth, to Ridgewood until it has received aggregate distributions pursuant to this Section 5.1.4 and Section 5.2.5 for the current and all prior fiscal years in amount equal to its Preferred Return;

5.1.5 Thereafter, to the Members in proportion to their respective Percentage Interests.

9. Section 5.2 is deleted in its entirety and replaced with the following:
5.2 Cash From Sale or Refinancing. Cash From Sale or Refinancing shall be distributed to the Members in the following order of priority:

5.2.1 First, to pay any Member Loans made pursuant to Section 3.5 in proportion to the outstanding interest and principal balances of such loans;

5.2.2 Second, to Ridgewood, in an amount equal to the cumulative interest paid on the Acquisition Loans less all prior distributions pursuant to this Section 5.2.2 and Section 5.1.2 for the current and all prior fiscal years;

5.2.3 Third, to Ridgewood in an amount equal to the aggregate original principal amount of the Acquisition Loans less all prior distributions pursuant to this Section 5.2.3 for all prior fiscal years;

5.2.4 Fourth, to Louisville until it has received aggregate distributions pursuant to this Section 5.2.4 and Section 5.1.3 for the current and all prior fiscal years in amount equal to its Preferred Return;

5.2.5 Fifth, to the Louisville until its Net Capital Contribution is reduced to zero;

5.2.6 Sixth, to Ridgewood until it has received aggregate distributions pursuant to this Section 5.2.5 and Section 5.1.4 for the current and all prior fiscal years in amount equal to its Preferred Return;

5.2.7 Seventh, to Ridgewood until its Net Capital Contribution is reduced to zero; and

5.2.8 Thereafter, to the Members in proportion to their respective Percentage Interests; provided, however, (X) if the distribution occurs prior to the first anniversary of the Amendment Date then such amounts shall be distributed 10% to Louisville and 90% to Ridgewood; or (Y) if the distribution occurs following the first anniversary of the Amendment Date but before the second anniversary of the Amendment Date then such amounts shall be distributed 15% to Louisville and 85% to Ridgewood


10.     The following is added as a new Section 5.3:

5.3     Special Provisions.  Notwithstanding the provisions in Section
5.1.5 and Section 5.2.8 the amount distributed to Louisville, and the corresponding allocation in Section 4.1.1(i) shall be reduced by the amount of the asset management fee paid pursuant to Section 6.1.2 and such amount shall be paid to Ridgewood


11. Section 6.1.1 is deleted in its entirety and replaced with the following:

6.1.1 Ridgewood shall receive the fees set forth in the Property Management Agreement pursuant to the terms in the Property Management Agreement. Ridgewood hereby agrees that if for any reason there is any default under any of the Loan Documents as described in the Purchase Agreement (the "Loan Documents") then 50% of its fees under the Property Management Agreement will be automatically subordinated to all obligations of Ridgewood to Louisville under the Loan Documents and this Agreement and Ridgewood agrees to execute any and all reasonable documents as necessary to confirm this subordination.

12.     The following is added as a new Section 6.1.2:
6.1.2 Louisville will receive an asset management fee equal to one half of one percent (1/2 of 1%) of the Gross Revenues of the Hotel and any other revenues generated by the Company, which shall be paid monthly. If Gross Revenues are not sufficient to pay this asset management fee, it shall accrue and be paid in the next period when such Gross Revenues are available. Ridgewood will be entitled to its full property management fee set forth in the Property Management Agreement prior to the payment of this asset management fee.

13. Section 7.2 is deleted in its entirety and replaced it with the following:

7.2 The Company shall have one Manager which shall be Ridgewood The Manager shall hold office until such Manager withdraws or resigns. Any other references to the Manager in the Agreement shall refer to Ridgewood

14.     The following is added as a new Section 7.9:

7.9 Special Rule: The Manager agrees not to exercise the Option without providing at least 30 days prior written notice to Louisville. Further, the Manager shall not enter into or modify any agreement between the Company and Ridgewood or its Affiliates without the prior consent of Louisville.

15. Section 8.3 is deleted in its entirety and replaced with the following:

8.3 Member Vote; Consent of Manager. Matters upon which the Members may vote shall require a Majority Vote of the Members and the consent of the Manager (which may be withheld for any or no reason) to pass and become effective; provided, however, any amendment to this Agreement shall require the unanimous consent of the Members.

16. Section 13.1 entitled "Purchase or Sale Offer" is deleted in its entirety.

17. Section 14 is deleted in its entirety and replaced with the following:

 14.1 Right to Purchase Louisville Membership Interest. In addition to all other rights as set forth in this Amendment, Ridgewood shall have the absolute right (the "Purchase Right"), at any time by providing written notice to Louisville, to purchase Louisville's membership interest and all rights of interest of Louisville under the Operating Agreement for an amount equal to the sum of the following (the "Purchase Right Price"): (1) Louisville's total Capital Contributions, (2) any accrued but unpaid Preferred Return on such Capital Contribution, and (3) the value of Louisville's remaining interest which is the amount which would have been distributed to Louisville had the Company sold the Property for its fair market value and distributed the net proceeds to Louisville pursuant to Section 5.2 as of the date of the Closing (the "Equity Appreciation Value"). The parties agree and acknowledge that the total amount of the Equity Appreciation Value will be determined through Ridgewood and Louisville requesting and equally sharing the cost of an appraisal of such amount from HVS International (the "Appraisal"). The Appraisal shall be jointly requested by the parties within ten (10) days after Louisville's receipt of the exercise notice from Ridgewood and the determination of the Equity Appreciation Value as set forth in the Appraisal shall be final and binding upon both parties. Notwithstanding anything to the contrary set forth above, Ridgewood shall not have the right to exercise the Purchase Right and to acquire the interests of Louisville hereunder except in connection with the concurrent payment in full to Louisville of all remaining amounts due under the Promissory Notes as described in the Purchase Agreement. In the event the Purchase Right is exercised hereunder, the closing shall occur as provided in Section 13.2 of the Operating Agreement.

14.2 Obligation to Purchase Louisville Membership Interest. As provided in Section 14.1 above, in connection with the execution of the Purchase Agreement, Ridgewood executed certain Promissory Notes in favor of Louisville in the total cumulative amount of One Million Nine Hundred Thirty Three Thousand Dollars ($1,933,000.00), bearing interest at thirteen percent (13%) per annum. The Promissory Notes indicate that they are fully due and payable on the first to occur of (i) September 30, 2002 and (ii) the closing of the acquisition of the Louisville membership interest by Ridgewood as provided in Section 14.1 above. In the event that on or before September 30, 2002 Ridgewood has not exercised the Purchase Right above and fully paid the Purchase Right Price pursuant to the provisions of Section 14.1, then Ridgewood shall be obligated to purchase Louisville's interest and to pay the full amount of the Purchase Right Price described in Section 14.1 above on September 30, 2002. In the event of a default by Ridgewood hereunder, the provisions of Section 14.3 below shall apply.

14.3 Default Under Section 14.2 or Under Loan Documents. Any default by Ridgewood under the Operating Agreement not cured within any cure period provided herein shall also constitute a default under the Promissory Notes. In the event that (i) Ridgewood fails to acquire the Louisville membership interest and pay the Purchase Right Price as required pursuant to Sections 14.1 and 14.2 above, or (ii) Ridgewood defaults under any of the Promissory Notes or the other Loan Documents as defined in the Purchase Agreement and fails to cure such default within any cure period set forth therein, or (iii) Ridgewood otherwise defaults under any of its obligations under the Operating Agreement where such default is not cured within the earlier of (a) twenty (20) days after written notice from Louisville or (b) on or before September 30, 2002, then Louisville shall have the right to pursue all rights and remedies based upon such default as provided in the Loan Documents or available pursuant to applicable law.

18.     Section 19.5 is deleted and replaced with the following:

19.5 Managers Address. The name and address of the Manager is as follows:

Ridgewood Hotels, Inc. 2859 Paces Ferry Road, Suite 700 Atlanta,
Georgia 30339. Attn: Ms. Karen Hughes

19.     Section 19.12 is deleted and replaced with the following:

19.12 Legal Counsel. Louisville acknowledges and agrees that counsel representing the Company, the Manager and their Affiliates does not represent and shall not be deemed under the applicable Codes of Professional Responsibility to have represented or to be representing Louisville or any of its Affiliates in any respect. In addition, Louisville consents to the Manager hiring counsel for the Company which is also counsel to the Manager.

20. The following definitions are either deleted and replaced (to the extent already defined) or insert, as the case may be, as follows:

 "Acquisition Loans" shall mean the aggregate obligations of Ridgewood pursuant to the promissory notes described in the Membership Interest Purchase Agreement between Louisville and Ridgewood dated as of the Amendment Date. The aggregate original principal amount of such obligations being $1,933,000.00.

"Amendment Date" shall mean September 30, 1999.

Capital Account", paragraph (ii)(d) shall read as follows:

(d) the fair market value, as agreed to by the Manager and the Members pursuant to a Majority Vote, of any Property (reduced by any liabilities assumed by the Member in connection with the Distribution or to which the distributed Property is subject) distributed to such Member; provided that, upon liquidation and winding up of the Company, unsold Property will be valued for Distribution at its fair market value and the Capital Account of each Member before such Distribution shall be adjusted to reflect the allocation of gain or loss that would have been realized had the Company then sold the Property for its fair market value and distributed the proceeds pursuant to Section 5.2. Such fair market value shall not be less than the amount of any nonrecourse indebtedness that is secured by the Property.


"Manager" shall mean Ridgewood The term Manager shall also refer to any successor or additional Manager who is admitted to the Company as the Manager.

"Net Capital Contribution" of any Member shall be the excess, if any, of (a) the aggregate Capital Contributions of such Member less (b) the aggregate distributions to such Member pursuant to Section 5.2.6 or 5.2.7, as the case may be, of this Agreement; provided, however, with respect to Ridgewood, solely for purposes of this definition, its Capital Contributions shall be deemed to include additional contributions of $844,778.

"Net Income and Net Loss From Operations" - deleted in its entirety.

"Net Income and Net Loss From Sale or Exchange" - deleted in its entirety.

"Percentage Interests" shall be twenty percent (20%) for Louisville and eighty percent (80%) for Ridgewood.

"Stated Value" - deleted in its entirety.

21. As amended hereby, the Agreement shall continue in full force and effect.

22. The terms and provisions of this Amendment shall be binding upon and shall inure to the benefit of the successors and assigns of the respective Members.

 20. This Amendment may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

IN WITNESS WHEREOF, this Amendment is effective as of the date first set forth above.


RIDGEWOOD HOTELS, INC., a Delaware corporation


By:

Its:


                LOUISVILLE HOTEL, LP, a Delaware limited partnership

By:     Louisville Hotel Inc., a Delaware corporation

By:___________________________________________

Its:________________________________________